Exhibit 99.1

            Pactiv Posts Record First Quarter EPS of $0.35;
         Sales Rise 11 Percent; Reports Strong Free Cash Flow

    LAKE FOREST, Ill.--(BUSINESS WIRE)--April 24, 2006--For the quarter ended March 31, 2006, Pactiv Corporation (NYSE:PTV) today announced that income from continuing operations was $51 million, or $0.35 per share, compared with $21 million, or $0.14 per share, in 2005. Excluding restructuring and other charges, earnings per share in 2005 were $0.16. Sales rose 11 percent to $680 million from $613 million based on an 8-percent pricing impact and 3-percent volume growth.
    "We posted strong earnings results in the first quarter as the operating environment improved significantly from the hurricane disruptions in the fourth quarter. Raw material costs remain high and are still volatile. While our margins haven't fully recovered, we have made good progress in mitigating the raw material cost increases over the past three years. As expected, we also benefited from lower product launch costs in our Consumer segment. We are well positioned for continued improvement in 2006," said Richard L. Wambold, Pactiv's chairman and chief executive officer.
    Free cash flow in the first quarter was $28 million compared with $11 million last year. The increase was driven by higher earnings and lower capital expenditures, partially offset by an increase in working capital. During the quarter the Company repurchased 2.0 million shares of its common stock.
    First quarter gross margin was 29.1 percent compared with 24.5 percent in the first quarter of 2005 and 27.1 percent in the fourth quarter. Excluding restructuring and other charges, operating margin was 14.1 percent compared with 9.5 percent in the first quarter of 2005 and 11.6 percent in the fourth quarter. The increases primarily reflect favorable spread (the difference between selling prices and raw material costs), as well as improved operating performance compared with the fourth quarter.

    Business Segment Results

    Hefty(R) Consumer Products

    First quarter sales of $242 million increased 13 percent from $214 million, reflecting 2-percent volume growth. Strength in food bags, as well as growth in tableware products, including products launched last year, led the increase.
    Operating income excluding restructuring and other charges was $42 million compared with $21 million in 2005, primarily reflecting favorable spread, as well as better operating efficiencies and the absence of one-time introduction costs related to new product launches. On the same basis, operating margin was 17.4 percent compared with 9.8 percent in the first quarter last year, and 13.4 percent in the fourth quarter.

    Foodservice/Food Packaging

    First quarter sales of $438 million rose 10 percent from $399 million. A 4-percent volume increase primarily reflected the March 2005 acquisition of Newspring Industrial Corporation. Volume in the base business was even with last year; nevertheless, the mix improved significantly toward higher margin products.
    Operating income was $57 million compared with $28 million in 2005. Excluding restructuring items in both years, operating income was $56 million compared with $33 million, primarily driven by spread recovery, favorable mix, and higher volume. On the same basis, operating margin was 12.8 percent compared with 8.3 percent in the first quarter of 2005, and 11.2 percent in the fourth quarter.

    Outlook

    The Company expects 2006 sales to grow approximately 6 percent to 8 percent. Second quarter earnings per share are expected to be in a range of $0.35 to $0.40. The full-year 2006 outlook has been revised upward to an earnings per share range of $1.25 to $1.40. The full-year range includes non-cash pension income of $42 million pretax, $26 million after tax, or $0.18 per share.
    For the full year, SG&A expense is estimated to be approximately $300 million. The 2006 tax rate is expected to be 37 percent. Free cash flow for 2006 is anticipated to be in a range of $150 million to $180 million. Depreciation and amortization expense will be approximately $150 million and capital expenditures will be approximately $100 million.

    Other

    This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the "Consolidated Statement of Income", as well as the attached "Regulation G GAAP Reconciliation" or in the attached "Operating Results by Segment." The "Operating Results by Segment" also details the impact on sales of acquisitions and foreign exchange.
    On October 12, 2005, Pactiv completed the sale of substantially all of its protective and flexible packaging businesses. The results of those businesses, as well as costs and estimated charges associated with that transaction, have been classified as discontinued operations. The results of the protective and flexible packaging businesses that are being retained have been included in the Foodservice/Food Packaging segment, and prior period results reflect this change. This press release discusses Pactiv's results and outlook on a continuing operations basis unless noted otherwise.

    Cautionary Statements

    This press release includes certain "forward-looking statements" such as those in the Outlook section, and "we are well positioned for continued improvement in 2006." These statements are based on management's current reasonable and good faith expectations. A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment.
    More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 59 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

    Company Information

    Pactiv Corporation is a leading producer of specialty packaging products for the consumer and foodservice/food packaging markets. With sales of $2.8 billion, Pactiv has one of the broadest product lines in the specialty packaging industry, and derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. For more information about Pactiv, log on to the company's website at www.pactiv.com.


                   Consolidated Statement of Income

(In millions, except per-share data)

                                          Three months ended March 31,
                                          ----------------------------
                                              2006            2005
                                          ------------    ------------


Sales                                            $680            $613

Costs and expenses
Cost of sales (excluding depreciation
 and amortization)                                482             463
Depreciation and amortization                      35              35
Selling, general, and administrative               66              57
Other expense                                       1               -
                                          ------------    ------------
Operating income before restructuring
  and other                                        96              58
Restructuring and other                            (1)              6
                                          ------------    ------------
Operating income                                   97              52
Interest income                                    (2)              -
Interest expense, net of interest
 capitalized                                       18              20
Income tax expense                                 30              12
Share of income of joint ventures                   -              (1)
                                          ------------    ------------
Income from continuing operations                  51              21
Income from discontinued operations,
 net of tax                                         -               1
                                          ------------    ------------
Net income                                        $51             $22
                                          ============    ============


Average common shares outstanding
 (diluted)                                      143.7           151.1

Earnings per share
  Income from continuing operations
    before restructuring and other              $0.35           $0.16
  Restructuring and other                           -           (0.02)
                                          ------------    ------------
Income from continuing operations                0.35            0.14
  Income from discontinued operations               -            0.01
                                          ------------    ------------
Net                                             $0.35           $0.15
                                          ============    ============

Gross margin (before deprec. & amort.)           29.1%           24.5%
Operating margin
  Excluding restructuring and other              14.1%            9.5%
  Restructuring & other                           0.2%           -1.0%
  Including restructuring and other              14.3%            8.5%



                          Pactiv Corporation
             Consolidated Statement of Financial Position

(In millions)

                                  March 31, 2006     December 31, 2005
                                 -----------------   -----------------

Assets
Current assets
   Cash and temporary cash
    investments                              $165                $172
   Accounts and notes receivable              299                 319
   Inventories                                330                 289
   Other                                       39                  40
                                 -----------------   -----------------
   Total current assets                       833                 820
                                 -----------------   -----------------
Property, plant, and equipment,
 net                                        1,133               1,141
Other assets
   Goodwill                                   517                 527
   Intangible assets, net                     258                 260
   Other                                       69                  72
                                 -----------------   -----------------
   Total other assets                         844                 859
                                 -----------------   -----------------


   Total assets                            $2,810              $2,820
                                 =================   =================

Liabilities and shareholders'
 equity
Current liabilities
   Short-term debt, including
    current maturities of
    long-term debt                             $3                  $3
   Accounts payable                           160                 179
   Other                                      247                 254
   Liabilities from discontinued
    operations                                 20                  20
                                 -----------------   -----------------
   Total current liabilities                  430                 456
                                 -----------------   -----------------
Long-term debt                                869                 869
Pension and postretirement
 benefits                                     516                 525
Other liabilities                             141                 141
Minority interest                               9                   9
Shareholders' equity                          845                 820
                                 -----------------   -----------------

   Total liabilities and
    shareholders' equity                   $2,810              $2,820
                                 =================   =================



                          Pactiv Corporation
                 Consolidated Statement of Cash Flows

(In millions)

Three months ended March 31,                     2006         2005
                                              -----------  -----------

Operating activities
Net income                                           $51          $22
Adjustments
  Results of discontinued operations                   -           (1)
Income from continuing operations                     51           21
Adjustments to reconcile income from
 continuing operations to cash provided
 by continuing operations
     Depreciation and amortization                    35           35
     Deferred income taxes                             4            3
     Restructuring and other                          (1)           2
     Noncash pension income                          (11)         (13)
     Noncash compensation expense                      3            -
     Working capital                                 (38)          72
     Other                                             2           (3)
                                              -----------  -----------
Cash provided by operating activities -
 continuing operations                                45          117
Cash provided (used) by operating activities -
 discontinued operations                              (3)           9
                                              -----------  -----------
Cash provided by operating activities                $42         $126
                                              -----------  -----------

Investing activities
Expenditures for property, plant, and
 equipment - continuing operations                   (17)         (31)
Net proceeds from sales of assets                      1            -
Acquisitions of businesses and assets                  -          (98)
Other continuing operations investing
 activities                                            3           (1)
                                              -----------  -----------
Cash used by investing activities -
 continuing operations                               (13)        (130)
Expenditures for property, plant, and
 equipment - discontinued operations                   -           (7)
                                              -----------  -----------
Cash used by investing activities                   $(13)       $(137)
                                              -----------  -----------

Financing activities
Issuance of common stock                              12            4
Purchase of common stock                             (46)           -
Retirement of long-term debt                           -         (169)
Other                                                 (3)          11
                                              -----------  -----------
Cash used by financing activities -
 continuing operations                              $(37)       $(154)
                                              -----------  -----------

Effect of foreign-currency exchange rate
 changes on cash and temporary cash
 investments                                           1           (2)
                                              -----------  -----------
Increase (decrease) in cash and temporary cash
 investments                                          (7)        (167)
Cash and temporary cash investments, January 1       172          222
                                              -----------  -----------
Cash and temporary cash investments, March 31       $165          $55
                                              -----------  -----------



                          Pactiv Corporation
                     Operating Results by Segment

(In millions)

                                Foodservice/
                                    Food
                     Consumer     Packaging     Other        Total
                   ------------ ------------ ------------ ------------
Three months ended
 March 31, 2006
-------------------
Sales                     $242         $438           $-         $680
Acquisitions (a)             -          (16)           -          (16)
                   ------------ ------------ ------------ ------------
Adjusted sales (c)         242          422            -          664
                   ------------ ------------ ------------ ------------

Operating income
 before
 restructuring &
 other                     $42          $56          $(2)         $96
Restructuring &
 other                       -           (1)           -           (1)
                   ------------ ------------ ------------ ------------
Operating income           $42          $57          $(2)         $97
                   ------------ ------------ ------------ ------------

Operating margin
  Excluding
   restructuring
   and other              17.4%        12.8%          NA         14.1%
  Restructuring &
   other                   0.0%         0.2%          NA          0.2%
                   ------------ ------------              ------------
  Including
   restructuring
   and other              17.4%        13.0%          NA         14.3%
                   ------------ ------------              ------------

Three months ended
 March 31, 2005
-------------------
Sales                     $214         $399           $-         $613
Foreign exchange (b)         -            -            -            -
                   ------------ ------------ ------------ ------------
Adjusted sales (c)        $214         $399           $-         $613
                   ------------ ------------ ------------ ------------

Operating income
 before
 restructuring &
 other                      21          $33           $4          $58
Restructuring &
 other                       1            5            -            6
                   ------------ ------------ ------------ ------------
Operating income           $20          $28           $4          $52
                   ------------ ------------ ------------ ------------

Operating margin
  Excluding
   restructuring
   and other               9.8%         8.3%          NA          9.5%
  Restructuring &
   other                  -0.5%        -1.3%          NA         -1.0%
                   ------------ ------------              ------------
  Including
   restructuring
   and other               9.3%         7.0%          NA          8.5%
                   ------------ ------------              ------------


(a) Adjustment to sales for acquisitions.
(b) Adjustment of prior year sales to current year foreign exchange rates.
(c) Sales adjusted for acquisitions and foreign exchange.



                          Pactiv Corporation
                   Regulation G GAAP Reconciliation
       Income from Continuing Operations and Earnings per Share

(In millions, except per-share amounts)
                                          Three months ended March 31,
                                          ----------------------------
                                              2006           2005
                                          -------------  -------------
Income from continuing operations - US
 GAAP basis                                        $51            $21

Adjustments (net of tax) to exclude:
  Restructuring and other charges                   (1)             4
                                          -------------  -------------
Income from continuing operations - US
 GAAP basis excluding restructuring and
 other charges (a)                                 $50            $25
                                          =============  =============
Average common shares outstanding
 (diluted)                                       143.7          151.1

Diluted earnings per share
Income from continuing operations - US
 GAAP basis                                      $0.35          $0.14

Adjustments to exclude restructuring
 and other charges                                   -           0.02
                                          -------------  -------------

Net - US GAAP basis excluding
 restructuring and other charges (a)             $0.35          $0.16
                                          =============  =============


(a) In accordance with generally accepted accounting principles (US
 GAAP), reported earnings per share includes the after-tax impact of restructuring and other charges. We believe that reported diluted earnings per share, excluding the effects of these items, is a more meaningful measurement of our operating performance. We use this metric to evaluate operating performance and, along with other factors, to determine management compensation.


                   Regulation G GAAP Reconciliation
                            Free Cash Flow

                                                    Outlook for 2006
                           Three months ended     Twelve months ended
                                March 31,           December 31, 2006
                          ---------------------  ---------------------
(in millions)                                       Low        High
                             2006       2005      estimate   estimate
                          ---------- ----------  ---------- ----------
Cash flow provided by
 operating activities - US
 GAAP basis                     $45       $117        $250       $280
  Less:
   Capital expenditures -
    continuing operations       (17)       (31)       (100)      (100)
   (Increase) decrease in
    asset securitization
    program                       -        (75)          -          -
                          ---------- ----------  ---------- ----------
  Free cash flow (b)            $28        $11        $150       $180
                          ========== ==========  ========== ==========


(b) Free cash flow is defined as cash flow from operating activities excluding the impact of the changes in our asset-securitization-program balance, less capital expenditures. These measures have been calculated in accordance with US GAAP. We believe free cash flow, as defined, provides a useful measure of the our liquidity. We uses free cash flow as a measure of cash available to fund early or required debt retirement, and incremental investments, or financing activities, such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, as it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.




    CONTACT: Pactiv Corporation
             Christine Hanneman (Investor Relations), 847-482-2429 channeman@pactiv.com or
             Lisa Foss (Media Relations), 847-482-2704 lfoss@pactiv.com